Exhibit 4.8

EXHIBIT 4.8

Agreement of Purchase and Sale dated October 15, 2013 between Prodigy Gold Inc.
(“Argonaut”) and Richmont Mines Inc. (“Richmont”)

THIS AGREEMENT OF PURCHASE AND SALE dated the 15th day of October, 2013

BETWEEN:

PRODIGY GOLD INC.

("Argonaut")

- and -

RICHMONT MINES INC.

("Richmont")

WHEREAS:

A.	Argonaut is the owner of certain mining claims and mining leases as more particularly described in Schedule "A" hereto;

B.	Richmont is the owner of certain mining claims and mining leases as more particularly described in Schedule "B" hereto; and

C.

the parties hereto each desire to sell to the other certain mining claims, leases or rights thereto and to retain certain rights, easements across the mining claims and leases so sold subject to the terms and conditions hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows, namely:

ARTICLE 1
INTERPRETATION

1.1	Definitions

"Agreement" means this Agreement of Purchase and Sale, any amendments or modification hereof, and all schedules hereto.

"Arbitration Act" means the Arbitration Act, 1991, SO 1991, c. 17.

"Argonaut Easement" means the easement to be reserved by Argonaut over the Argonaut Transferred Property for the purposes of accessing lake water located on or adjacent to lands and premises retained by Argonaut and in connection therewith to install and maintain pipes to transport such water.

"Argonaut Permitted Liens" means those encumbrances listed in Part I of Schedule "D" hereto.

"Argonaut Purchase Price" has the meaning ascribed thereto in Section 2.1(a).

"Argonaut Transferred Property" means the claim and the mining rights set forth in Schedule "A" hereto, and all grants, concessions, permits, patents or other mineral interests of whatsoever nature or kind pertaining thereto.

"Closing" means the completion of the Transaction, which will take place not later than 12:00 noon (Toronto time) on the Closing Date.

"Closing Date" means that date which is ten (10) business days after the last of the conditions (if any) to each of the Severance Consents has been satisfied and any appeal periods in respect of each of the Severance Consents has expired.

"Escrow Agreement" means the Escrow Agreement in the form attached as Schedule "F".

"Existing Agreements" means the various agreements between the Existing Royalty Holders and, as applicable, Argonaut or Richmont with respect to the Existing Royalties.

"Existing Royalties" means the various royalties set forth in Schedule "C" hereto payable by, as applicable, Argonaut or Richmont on production from the, as applicable, Argonaut Transferred Property or Richmont Transferred Property pursuant to the provisions of the Existing Agreements.

"Existing Royalty Holders" means the holders of the Existing Royalties as set forth in Schedule "C" hereto.

"Governmental Body" means any multinational, national, federal, state, provincial, municipal or other government, any subdivision, department, agency, board, court, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority.

"Lien" means any mortgage, pledge, royalty, security interest, encumbrance, right of first refusal, option, lien or charge of any kind (including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof governing the taking or giving of security over personal or intangible property in any jurisdiction), limitation on transfer or use or assignment or licensing (unless otherwise provided for in this Agreement), or any claim, agreement or restriction which restricts, affects, limits or imposes a condition on the use or possession of the Properties, including any restriction on the ownership, use, transfer, possession, receipt of income or other exercise of any attributes of ownership of the Properties (whether tangible, intangible, or personal).

"Mining Act" means Mining Act, R.S.O. 1990, c. M.14 and all regulations made thereunder.

"Minister" means the Minister of Northern Development and Mines of the Province of Ontario.

"Notice" has the meaning ascribed thereto in Section 6.5.

"Planning Act" means Planning Act, R.S.O. 1990, c. P.13 and all regulations made thereunder.

"Richmont Conditional Price" has the meaning ascribed thereto in Section 3.1.

"Richmont Conditional Property" means the surface rights and the mining rights to a depth of four hundred (400) meters in the mining claims and lands set forth in Part II of Schedule "B" hereto.

"Richmont Permitted Liens" means those encumbrances listed in Part II of Schedule "D" hereto.

"Richmont Transferred Property" means the surface rights and the mining rights to a depth of four hundred (400) meters in the mining claims and lands set forth in Part I of Schedule "B" hereto, provided that, with respect to those portions of the Richmont Transferred Property described as:

(a)

unpatented mining claim SSM825287, only that portion lying to the north of the access road will form a part of the Richmont Transferred Property and the rights with respect to such mining claim will be to a depth of one hundred (100) meters rather than four hundred (400) meters;

(b)

unpatented mining claim SSM1778, only that portion following the southwest boundary line to a point of change in colour in the sketch attached as west of a dividing line that follows the change in colour on the sketch attached as Schedule "E" hereto to the north boundary attached hereto as Schedule "E" hereto and the rights with respect to such mining claim will be to a depth of one hundred (100) meters rather than four hundred (400) meters.

"Richmont Purchase Price" has the meaning ascribed thereto in Section 2.1(b).

"Severance Consent" means a consent within the meaning of section 50(1) of the Planning Act.

"Transaction" means the transactions of purchase and sale contemplated herein.

"Transfer" means a Transfer/Deed of Land under the Land Registration Reform Act, R.S.O. 1990, c. L.4 containing the statements provided for in the Planning Act (Ontario), or an assignment of lease or a general conveyance or other document acceptable to the party in whose favour such conveyance is engrossed, acting reasonably, in each case sufficient to transfer the Transferred Property to Argonaut or Richmont, as applicable, and in each case together with the applicable consents of the Minister.

"Transferred Property" means either the Richmont Transferred Property or the Argonaut Transferred Property, as may be applicable; and "Transferred Properties" means both the Richmont Transferred Property and the Argonaut Transferred Property.

1.2	Headings

Headings are inserted for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope, extent or intent of this Agreement or any portion thereof. The division of this Agreement into articles, sections and subsections shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular article, section, or sub-section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections or sub-sections are to articles, sections or sub-sections of this Agreement.

1.3	Extended Meanings

In this Agreement words importing the singular number only shall include the plural and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations. The terms "provision" and "provisions" refer to terms, conditions, provisions, covenants, obligations, undertakings, warranties and representations in this Agreement.

1.4	Ambiguities

The parties hereto agree that each of them has participated in the drafting of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

1.5	Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule "A"	Argonaut Transferred Property
Schedule "B"	Richmont Transferred Property and Richmont Conditional Property
Schedule "C"	Existing Royalties
Schedule "D"	Permitted Liens
Schedule "E"	Sketch
Schedule "F"	Escrow Agreement
Schedule "G"	Right to Purchase Land - Richmont
Schedule "H"	Right to Purchase Land - Argonaut

1.6	Currency

All references to currency mean Canadian currency unless specifically noted otherwise.

1.7	Statutes

Except as otherwise expressly provided or unless the context otherwise requires, a reference to a statute includes all regulations made under that statute, all amendments to such statute or regulations in force from time to time, and any statute or regulation which supplements or supersedes such statute or regulations.

1.8	Approvals, Authorizations and Consents

Except as otherwise expressly provided or unless the context otherwise requires, a reference to "approval", "authorization" or "consent" means written approval, authorization or consent.

1.9	Implied Covenants

The implied covenants of good faith and fair dealing are the only implied covenants in this Agreement. No other implied covenants recognized under applicable law shall be valid or enforceable with respect to this Agreement.

ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale

Subject to the terms and conditions hereof:

(a)

Argonaut hereby agrees to sell and transfer to Richmont and Richmont hereby agrees to purchase and acquire from Argonaut, Argonaut's legal and beneficial interest in the Argonaut Transferred Property, free and clear of all Liens other than the Argonaut Easement and the Argonaut Permitted Liens, for a purchase price (the "Argonaut Purchase Price") of $100,000.

(b)

Richmont hereby agrees to sell and transfer to Argonaut and Argonaut hereby agrees to purchase and acquire from Richmont, Richmont's legal and beneficial interest in the Richmont Transferred Property, free and clear of all Liens other than the Richmont Permitted Liens, for a purchase price (the "Richmont Purchase Price") of $2,100,000.

2.2	Assumption of Liabilities

(a)

Argonaut shall assume, satisfy, discharge and fulfill, from and after the date of this Agreement, all obligations and liabilities, including without limitation environmental or closing plan obligations and liabilities, in respect of the Richmont Transferred Property.

(b)

Richmont shall assume, satisfy, discharge and fulfill, from and after the date of this Agreement, all obligations and liabilities, including without limitation environmental or closing plan obligations and liabilities, in respect of the Argonaut Transferred Property; provided that, notwithstanding the foregoing, Argonaut shall not be released and Richmont shall not assume, any liabilities arising as a result of the use by Argonaut or its permitees of the Argonaut Easement.

2.3	Easement

The Argonaut Easement shall obligate the Argonaut to remediate any damage caused to the servient tenement in the course of the exercise by Argonaut of its rights under such easement.

2.4	Purchaser Liable for Transfer Taxes

In its capacity as purchaser, each of Argonaut and Richmont shall be liable for and shall pay all applicable land transfer taxes, harmonized sales taxes, registration charges, sales and transfer fees and taxes and all other similar taxes, duties or charges properly payable upon and in connection with the registration of a Transfer in its favour (excluding any income tax liability of the other party arising therefrom), and the Richmont or Argonaut, as the case may be, shall do all such things as are reasonably requested to enable the other to comply with such obligations in an efficient and timely manner. With respect to any harmonized sales taxes payable, the party required to pay such tax shall be responsible to pay such amounts directly to the taxing authorities, and the party who is selling shall not collect and remit such amounts. The party who is responsible to pay such tax shall indemnify and save harmless the other from any amounts, including interest and penalties, that may be assessed against such party arising out of the other's failure to pay and remit any such amounts when due.

2.5	Responsibility for Consents and Approvals

(a)	Argonaut shall be responsible for obtaining:

(i)	to the extent required, the execution by the Existing Royalty Holders of the assignment and assumption agreements with respect to the assumption of the Existing Royalties by Richmont;

(ii)	the consent of the Minister pursuant to the provisions of subsection 81(14) of the Mining Act;

(iii)	any Severance Consent necessary; and

(iv)	all other consents or approvals required from any person or Governmental Body,

required, in each case, in order to effect the Transfer of the Argonaut Transferred Property to Richmont subject to the Argonaut Easement, at Argonaut's sole expense.

(b)	Richmont shall be responsible for obtaining:

(i)	to the extent required, the execution by the Existing Royalty Holders of the assignment and assumption agreements with respect to the assumption of the Existing Royalties by Argonaut;

(ii)	the consent of the Minister pursuant to the provisions of subsection 81(14) of the Mining Act;

(iii)

a Certificate of Validation under section 57 of the Planning Act (Ontario) providing that the contravention of section 50 of the Planning Act (Ontario) which occurred when by Instrument Number LT253426 Algoma Steel Inc. transferred to Patricia Mining Corp. the lands now described

PIN 31140-0078(LT), being part of Parcel 1956, Section AWS and the subsequent transfer to Richmont does not have and shall be deemed never to have had the effect of preventing the conveyance of or creation of any interest in such land;

(iv)	any Severance Consent necessary; and

(v)	all other consents or approvals required from any person or Governmental Body,

required, in each case, in order to effect the Transfer of the Richmont Transferred Property to Argonaut, at Richmont's sole expense.

(c)

In connection with the Severance Consents to be obtained by each of the parties, each party shall promptly apply for and diligently prosecute such Severance Consents and, upon obtaining the same, shall diligently proceed to satisfy any conditions imposed thereby.

2.6	Assumption of Existing Royalties

On Closing, Argonaut and Richmont shall assume full financial responsibility for payment of the Existing Royalties and shall indemnify and hold harmless each other from and against their obligations to pay the Existing Royalties to the Existing Royalty Holders pursuant to the provisions of the Existing Agreements.

ARTICLE 3
RICHMONT CONDITIONAL PROPERTIES

3.1	Richmont Conditional Properties

Unless, within six (6) years after the date hereof, a Mineral Resource (within the definitions in National Instrument 43-101) has been demonstrated to exist in the Richmont Conditional Property as determined by a report of an independent qualified person in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction, the Richmont Conditional Property shall become Richmont Transferred Property and all of the provisions of this Agreement related to the Richmont Transferred Property shall be applicable save that the purchase price in respect of the Richmont Conditional Property (the "Richmont Conditional Price") shall be one thousand dollars ($1,000).

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS

4.1	Representations and Warranties made by Argonaut to Richmont

Argonaut represents and warrants to Richmont as follows and acknowledges that Richmont is relying upon the following representations and warranties in connection with the Transaction:

(a)

Argonaut is the registered and beneficial owner of the Argonaut Transferred Property with a good and marketable title thereto, free and clear of all Liens other than the Argonaut Permitted Liens and Existing Royalties;

(b)

no person, firm, corporation or other entity has any agreement or option or any right or privilege capable of becoming an agreement or option or right or privilege to purchase all or any part of Argonaut's interest in the Argonaut Transferred Property from Argonaut;

(c)

subject to the Severance Consent the consent of the Minister pursuant to the provisions of subsection 81(14) of the Mining Act, no material authorizations, consents, approvals, waivers or notices are required to be obtained, made or given (which have not been obtained, made or given) by Argonaut in connection with the Transaction;

(d)

to the best of Argonaut's knowledge, there are no material outstanding obligations or liabilities, contingent or otherwise, under any applicable environmental, mining or other law, including reclamation or rehabilitation work, associated with the Argonaut Transferred Property or arising out of past exploration activities carried out thereon by or on behalf of Argonaut;

(e)	Argonaut is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(f)	Argonaut is not aware of any pending or threatened litigation or adverse claims against or challenges:

(i)

to its legal or beneficial interest in the Argonaut Transferred Property by any person whatsoever, nor is it aware of any basis therefor, nor is it aware of any third party who claims to own or have any beneficial interest in the Argonaut Transferred Property;

(ii)

made by any person or Governmental Body in respect to its interest in the Argonaut Transferred Property nor is it aware of any action or proceeding by a Governmental Body or of any other fact or condition, which would materially limit access to the Argonaut Transferred Property; or

(iii)	to any activities conducted on, in or under the Argonaut Transferred Property by or on its behalf;

(g)	Argonaut is duly incorporated and validly existing under the laws of British Columbia;

(h)	Argonaut has the corporate power and capacity to enter into and to perform its obligations under this Agreement;

(i)	the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Argonaut;

(j)	this Agreement has been duly executed and delivered by Argonaut and is a legally valid and binding obligation of Argonaut enforceable in accordance with its terms;

(k)

neither the execution and delivery of this Agreement nor the performance of its terms results in a breach of or creates a state of facts which, after notice or lapse of time or both, will result in a breach of or conflict with any of the terms, conditions or provisions of the charter documents or by-laws or any applicable law or any indenture, agreement or other instrument to which Argonaut is a party or by which it is bound;

(l)	the Argonaut Transferred Property is completely and accurately described herein;

(m)

for the Argonaut Transferred Property which are leasehold interests, under leases from the Crown, the expiration dates of the terms of such leases are at least one (1) year after the date of this Agreement; and

(n)

Argonaut is not aware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to Richmont in order to prevent the representations and warranties in this Agreement from being materially misleading.

4.2	Representations and Warranties made by Richmont to Argonaut

Richmont represents and warrants to Argonaut as follows and acknowledges that Argonaut is relying upon the following representations and warranties in connection with the Transaction:

(a)

with the exception of the lands forming part of PIN 31140-0078(LT), being part of Parcel 1956, Section AWS, Mining Claim AC42 and AC43, Richmont is the registered and beneficial owner of the Richmont Transferred Property with a good and marketable title thereto, free and clear of all Liens other than the Richmont Permitted Liens and Existing Royalties;

(b)

no person, firm, corporation or other entity has any agreement or option or any right or privilege capable of becoming an agreement or option or right or privilege to purchase all or any part of Richmont's interest in the Richmont Transferred Property from Richmont;

(c)

subject to the Severance Consent the consent of the Minister pursuant to the provisions of subsection 81(14) of the Mining Act, no material authorizations, consents, approvals, waivers or notices are required to be obtained, made or given (which have not been obtained, made or given) by Richmont in connection with the Transaction;

(d)

to the best of Richmont's knowledge, there are no material outstanding obligations or liabilities, contingent or otherwise, under any applicable environmental, mining or other law, including reclamation or rehabilitation work, associated with the

Richmont Transferred Property or arising out of past exploration activities carried out thereon by or on behalf of Richmont;

(e)	Richmont is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(f)	Richmont is not aware of any pending or threatened litigation or adverse claims against or challenges:

(i)

to its legal or beneficial interest in the Richmont Transferred Property by any person whatsoever, nor is it aware of any basis therefor, nor is it aware of any third party who claims to own or have any beneficial interest in the Richmont Transferred Property;

(ii)

made by any person or Governmental Body in respect to its interest in the Richmont Transferred Property nor is it aware of any action or proceeding by a Governmental Body or of any other fact or condition, which would materially limit access to the Richmont Transferred Property; or

(iii)	to any activities conducted on, in or under the Richmont Transferred Property by or on its behalf;

(g)	Richmont is duly incorporated and validly existing under the laws of Québec;

(h)	Richmont has the corporate power and capacity to enter into and to perform its obligations under this Agreement;

(i)	the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Richmont;

(j)	this Agreement has been duly executed and delivered by Richmont and is a legally valid and binding obligation of Richmont enforceable in accordance with its terms;

(k)

neither the execution and delivery of this Agreement nor the performance of its terms results in a breach of or creates a state of facts which, after notice or lapse of time or both, will result in a breach of or conflict with any of the terms, conditions or provisions of the charter documents or by-laws or any applicable law or any indenture, agreement or other instrument to which Richmont is a party or by which it is bound;

(l)	the Richmont Transferred Property are completely and accurately described herein;

(m)

for the Richmont Transferred Property which are leasehold interests, under leases from the Crown, the expiration dates of the terms of such leases are at least one (1) year after the date of this Agreement; and

(n)

Richmont is not aware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to Argonaut in order to prevent the representations and warranties in this Agreement from being materially misleading.

4.3	Survival of Warranties

All representations and warranties contained herein, and to the extent that they have not been fully performed at or prior to Closing, the covenants and other obligations of the parties set out herein, shall survive the Closing Date for a period ending on the second anniversary of the Closing Date (provided that any claim made by one party before such second anniversary of the Closing Date as a result of a breach of representation or warranty or breach of covenant by the other party before such date shall survive such second anniversary).

4.4	Indemnity

Each party hereto agrees to indemnify the other of and from any liability, obligation or loss whatsoever arising out of or pursuant to any incorrectness in, or breach of, any representation or warranty of a party hereto given herein and against all costs, claims, demands and expenses (including reasonable legal fees and disbursements) in respect thereof if, promptly after a party becomes aware of any matter that may give rise to a claim for indemnity under this Section 4.4, such party provides to the other party written notice specifying the factual basis for the claim and (if feasible) the amount of the claim (or an estimate thereof).

ARTICLE 5
PAYMENT AND CLOSING ARRANGEMENTS

5.1	Payment of Purchase Prices

(a)	The Richmont Purchase Price net of the Argonaut Purchase Price shall be satisfied by payment pursuant to Section 5.3 to the Escrow Agent pursuant to the Escrow Agreement attached as Schedule "F".

(b)	The Argonaut Purchase Price shall be satisfied by way of set off against the Richmont Purchase Price.

5.2	Adjustments

On Closing, each of the Argonaut Purchase Price and the Richmont Purchase Price shall be adjusted such that the vendor of the Transferred Property is liable for all expenses related to the Transferred Property for the period up to and ending on the day before the Closing Date and the purchaser of the Transferred Property is liable for the same for the Closing Date and thereafter. Adjustments include, but are not limited to, real property taxes. Adjustments shall be paid as set forth in section 5.3.

5.3	Payments Generally

All payments hereunder will be effected by way of wire transfer to a bank account of the recipient of the funds, as such party may in writing direct.

5.4	Closing

The parties shall hold the Closing on the Closing Date, at such time as agreed to by the parties, at the offices of the Argonaut's counsel in Toronto, Ontario, or at such other place as agreed to by the parties. At the Closing the parties shall deliver or cause to be delivered all certificates, agreements, documents and instruments as set out in Sections 5.5 and 5.6.

5.5	Conditions of Closing for the Benefit of Argonaut

Argonaut shall be obliged to complete the Transaction if each of the following conditions has been satisfied in full or waived by it (which it may do, at its discretion, without prejudice to its right to require Richmont to complete such matters after Closing, as applicable) at or before the time of Closing on the Closing Date:

(a)

Richmont shall have executed and delivered one or more Transfers and such other instruments and/or documents which may be appropriate or necessary, in Argonaut's opinion acting reasonably, to register Richmont's title to the Richmont Transferred Property in the name of Argonaut, in each case free and clear of Liens other than the Richmont Permitted Liens and Existing Royalties;

(b)

all of the representations and warranties of Richmont made in this Agreement shall be true and correct as of the Closing Date with the same effect as if made on and as of the Closing Date (except those representations and warranties which may be affected by events or transactions resulting from entering into this Agreement) and Richmont shall have complied with all of its covenants hereunder and Richmont shall have delivered to Argonaut a certificate to that effect;

(c)

the consents and approvals referred to in Section 2.5 hereof, including without limitation the consent of the Minister, the Certificate of Validation and the Severance Consent, shall have been obtained and provided to Argonaut; and

(d)	Richmont shall have executed the Escrow Agreement.

5.6	Conditions of Closing for the Benefit of Richmont

Richmont shall be obliged to complete the Transaction if each of the following conditions has been satisfied in full or waived by it (which it may do, at its discretion, without prejudice to its right to require Argonaut to complete such matters after Closing, as applicable) at or before the time of Closing on the Closing Date:

(a)

Argonaut shall have executed and delivered one or more Transfers and such other instruments and/or documents which may be appropriate or necessary, in Richmont's opinion acting reasonably, to register Argonaut's title to the Argonaut

Transferred Property in the name of Richmont, in each case free and clear of Liens other than the Argonaut Permitted Liens and Existing Royalties;

(b)

all of the representations and warranties of Argonaut made in this Agreement shall be true and correct as of the Closing Date with the same effect as if made on and as of the Closing Date (except those representations and warranties which may be affected by events or transactions resulting from entering into this Agreement) and Argonaut shall have complied with all of its covenants hereunder and Argonaut shall have delivered to Richmont a certificate to that effect;

(c)	the consents and approvals referred to in Section 2.5 hereof, including without limitation the consent of the Minister and the Severance Consent, shall have been obtained and provided to Richmont; and

(d)	Argonaut shall have executed the Escrow Agreement.

5.7	Right of Access

(a)

From and after the date of execution of this Agreement until the earlier to occur of Closing or termination of this Agreement in accordance with its terms, Argonaut shall have the right to enter upon the Richmont Transferred Property for the purposes of drilling and exploration activities and such other activities as are consistent with its business. If the Closing does not occur and the Richmont Transferred Property is not transferred to Argonaut, Argonaut shall remediate any damage caused to the Richmont Transferred Property as a result of its activities on the Richmont Transferred Property.

(b)

From and after the date of execution of this Agreement until the earlier to occur of Closing or termination of this Agreement in accordance with its terms, Richmont shall have the right to enter upon the Argonaut Transferred Property for the purposes of drilling and exploration activities and such other activities as are consistent with its business. If the Closing does not occur and the Argonaut Transferred Property is not transferred to Richmont, Richmont shall remediate any damage caused to the Argonaut Transferred Property as a result of its activities on the Argonaut Transferred Property.

ARTICLE 6
GENERAL

6.1	Right to Purchase

On Closing, the parties hereto shall execute and deliver to each other the agreements attached as Schedule "G" and Schedule "H" hereto being rights to purchase certain lands.

6.2	Access to Richmont Facilities

Argonaut acknowledges that the access road that services Richmont's existing mining operations runs across the Richmont Transferred Property. Argonaut shall not take any steps to prevent the use, maintenance and operation (at Richmont's sole cost and expense) of such access road by Richmont. If at any time, it is desirable or expedient for Argonaut's purposes that the access road be relocated then Argonaut, upon reasonable prior notice and consent of Richmont, such consent not to be unreasonably withheld or delayed, and at Argonaut's sole cost and expense, shall have the right to relocate the access road to another location.

6.3	Transaction Costs

All costs and expenses incurred in connection with the Transaction shall be paid by the party incurring such expenses.

6.4	Arbitration of Dispute

Any dispute or differences between the parties hereto concerning this Agreement which cannot be resolved or settled by the said parties shall be settled by final and binding arbitration in the City of Toronto, at the written request of either party pursuant to the provisions of the Arbitration Act (subject to the following specific terms):

(a)

the party desiring arbitration shall notify the other party in writing of its intention to submit any dispute(s) or difference(s) to arbitration as well as a brief description of the matter(s) to be submitted for arbitration and if the parties fail to agree on a single arbitrator to settle the relevant dispute(s) or difference(s) within 15 business days of delivery of such notice, then within a further 15 business days thereafter an arbitrator shall be selected by the President or another senior officer of the Canadian Institute of Mining, Metallurgy and Petroleum, or if such officer has not responded to the request to act within 15 business days of such request being made, then the selection of an arbitrator shall be made according to procedures set out in the Arbitration Act;

(b)

the arbitrator appointed shall have professional qualifications, including academic training and professional experience, apposite to the nature of the dispute or difference to be submitted to arbitration, shall have expertise with the mineral exploration and/or mining business and shall be independent of each of the parties;

(c)	the decision of the arbitrator shall be final, binding and unappealable with respect to the issue(s) in question and specifically enforceable by any court having jurisdiction; and

(d)

the costs of the arbitration shall be borne by the parties hereto as may be specified in the determination of the arbitrator(s), and the arbitrator(s) shall further be authorized to retain such legal counsel to render any legal advice to the arbitrator(s) as the arbitrator(s) deem appropriate.

6.5	Notices

All notices, payments and other required communications ("Notice" or "Notices") shall be in writing, and shall be given by personal delivery to the party, or by electronic communication, addressed:

(a)	if to Argonaut as follows:

Argonaut Gold Inc.
9600 Prototype Court
Reno, NV 89521

Attention:	Peter C. Dougherty
Fax:	775-284-4426

(b)	if to Richmont as follows:

Richmont Mines Inc.
1501 McGill College Ave.
Montréal, Québec H3A 3M8

Attention:	Paul Carmel
Fax Number:	514-397-8620

or such other address or fax number or e-mail address as such party shall have communicated to each of the others by notice. All Notices shall be effective and shall be deemed delivered if by personal delivery on the date of delivery, or if by electronic communication on the date of receipt of the electronic communication (unless the date of receipt is not a business day in which case it shall be deemed to be received on the next business day). A party may change its address from time-to-time by Notice to the other parties.

6.6	Time of the Essence

Time shall be of the essence hereof. Notwithstanding that time is of the essence, if the parties shall fix new dates for the completion of any of their obligations, time shal1 again be of the essence.

6.7	Waiver

The failure of a party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such party's right thereafter to enforce any provision or exercise any right.

6.8	Modification

No modification of this Agreement shall be valid unless made in writing and duly executed by all parties.

6.9	Entire Agreement

This Agreement together with the other agreements to be entered into as contemplated by the Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings, whether written or oral, and any and all other prior negotiations, representations, offers or understandings between the parties relating to any Transferred Property whether written or oral.

6.10	Remedies

Each of the parties agrees that its failure to comply with the covenants and restrictions set out herein would constitute an injury and damage to the other party impossible to measure monetarily and, in the event of any such failure, the other party shall, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief, specific performance or other equitable remedies restraining, enjoining or specifical1y enforcing any acquisition, sale, transfer, charge or encumbrance save in accordance with the provisions of this Agreement. A party in breach of the provisions of this Agreement hereby waives any defence it might have in law or in equity to such injunctive or other equitable relief. A party shall be entitled to seek injunctive relief in any court of competent jurisdiction in the event of a party's failure or threat of a failure to comply with the covenants and restrictions set out herein. Notwithstanding anything to the contrary herein contained, all rights and remedies of each of the parties under this Agreement shall be cumulative and may be exercised singularly or concurrently.

6.11	Further Assurances

Each party shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purposes of this Agreement and to minimize adverse tax consequences to the parties.

6.12	Severability

If any provision of this Agreement is or shall become illegal, invalid, or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and enforceable and the said remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid, or unenforceable portion.

6.13	Taxes

Each party shall be directly responsible for and shall directly pay all taxes applicable to the Transaction under this Agreement. In particular, each party shall individually file its tax returns with the proper authorities and independently file claims for and recover any income tax credits. A party's decisions with respect to such tax matters shall not have any binding effect on the course of actions taken by the other parties. Each party shall be entitled to claim all tax benefits, write-offs and deductions with respect to the Transaction.

SCHEDULE "A"

ARGONAUT TRANSFERRED PROPERTY

Part I

PIN 31127-0088(LT): PCL 1785 SEC AL; MRO, MINING CLAIM SSM722481 FINAN PT 1 1R6802; DISTRICT OF ALGOMA.

Part II

The mining rights in each of:

PART OF PIN 31127-0019(LT): PART OF PCL 1218 SEC AWS SRO; MINING CLAIM SSM2048 FINAN; DISTRICT OF ALGOMA.

PART OF PIN 31127-0020(LT): PART OF PCL 12160 SEC AWS MRO; MINING CLAIM SSM2048 FINAN; DISTRICT OF ALGOMA.

PIN 31127-0021(LT): PCL 1219 SEC AWS SRO; MINING CLAIM SSM2053 FINAN; PT MINING CLAIM SSM2102 FINAN NOT COVERED BY THE WATER OF GOUDREAU LAKE AS IN A3392 EXCEPT THE SRO ON & OVER A STRIP OF LAND ONE CHAIN IN PERPENDICULAR WIDTH ALONG THE SHORE OF GOUDREAU LAKE; DISTRICT OF ALGOMA.

PIN 31127-0022(LT): PCL 12161 SEC AWS MRO; MINING CLAIM SSM2053 FINAN; PT MINING CLAIM SSM2102 FINAN NOT COVERED BY THE WATER OF GOUDREAU LAKE AS IN A3392; DISTRICT OF ALGOMA.

UNPATENTED MINING CLAIM NO. SSM827520 and UNPATENTED MINING CLAIM NO. SSM1234858,

in each case below a depth of four hundred (400) meters.

SCHEDULE "B"

RICHMONT TRANSFERRED PROPERTY
AND RICHMONT CONDITIONAL PROPERTY

Part I – Richmont Transferred Property

The surface rights and mining rights in each of:

PIN 31127-0018(LT): PCL 1462 SEC AWS; MINING CLAIM SSM2054 FINAN; MINING CLAIM SSM2055 FINAN PT 1-3, 5 1R10407, PT 4 1R10407 MRO EXCEPT THE SRO ON AND OVER A STRIP OF LAND ONE CHAIN IN PERPENDICULAR WIDTH AROUND THE SHORE OF GOUDREAU LAKE & WEBB LAKE; DISTRICT OF ALGOMA.

PART OF PIN 31127-0028(LT): part of PCL 1788 SEC AL; PT MINING CLAIM SSM543310 FINAN PT 1-3 1R7043 EXCEPT PT 2 1R7043 SRO, THE SRO ON & OVER A STRIP OF LAND ALONG THE NLY & SLY LIMITS OF A TRAVELLED ROAD & WHICH STRIPS OF LAND ARE BOUNDED BY THE SAID LIMITS & BY LINES EVERY POINT OF WHICH IS DISTANT 300 FT FROM THE NEAREST POINT IN THE SAID LIMITS; PT MINING CLAIM SSM825287 FINAN PT 4-6 1R7043; EXCEPT PT 5 1R7043 SRO, THE SRO ON & OVER A STRIP OF LAND ALONG THE NLY & SLY LIMITS OF A TRAVELLED ROAD & WHICH STRIPS OF LAND ARE BOUNDED BY THE SAID LIMITS & BY LINES EVERY POINT OF WHICH IS DISTANT 300 FT FROM THE NEAREST POINT IN THE SAID LIMITS, THE SRO ON & OVER A STRIP OF LAND ALONG THE SHORE OF GOUDREAU LAKE & WHICH STRIP OF LAND IS BOUNDED BY THE HIGH WATER MARK OF SAID LAKE & BY A LINE EVERY POINT OF WHICH IS DISTANT 400 FT FROM THE NEAREST POINT IN THE SAID HIGH WATER MARK; DISTRICT OF ALGOMA.

PIN 31127-0035(LT): PCL 2887 SEC AWS; MINING CLAIM SSM1770 FINAN; MINING CLAIM SSM1771 FINAN EXCEPT LT214971; DISTRICT OF ALGOMA.

PIN 31127-0040(LT): PCL 2887 SEC AWS; MINING CLAIM SSM1778 FINAN; DISTRICT OF ALGOMA.

PART OF PIN 31140-0078(LT): PART OF PCL 1956 SEC AWS; PT TWP OF AGUONIE, MINING CLAIM AC42 AND AC43, DISTRICT OF ALGOMA,

in each case to a depth of four hundred (400) meters except that for any reference to mining claim SSM825287 and mining claim SSM1778, the depth is limited to one hundred (100) meters.

Part II – Richmont Conditional Property

The surface rights and mining rights in:

PART OF PIN 31127-0034(LT): PCL 1855 SEC AWS; MINING CLAIM SSM3859 FINAN; MINING CLAIM SSM3860 FINAN; MINING CLAIM SSM3861 FINAN; MINING CLAIM SSM3951 FINAN EXCEPT LT218685; DISTRICT OF ALGOMA,

in each case to a depth of four hundred (400) meters.

SCHEDULE "C"

EXISTING ROYALTIES

Part I - Argonaut Existing Royalty

Pursuant to a memorandum of agreement between Cavendish Investing Ltd. ("Cavendish") and Muscocho Exploration Limited ("Argonaut") dated November 1, 1985, Argonaut shall pay to Cavendish a royalty of 10% of Argonaut's share of net profits derived from its participation in the joint venture constituted pursuant to the joint venture agreement dated September 30, 1981 between Cavendish and Rico Copper (1966) Limited (the "Joint Venture") as the same may be from time to time following its acquisition of the Joint Venture interest, with "net profits" being the monies received by Argonaut from its interest in the Joint Venture after Argonaut has received payment of all costs (as defined in the Joint Venture agreement) incurred. The memorandum of agreement will apply to the following Argonaut Transferred Property:

  PART OF PIN 31127-0019(LT): PART OF PCL 1218 SEC AWS SRO; MINING CLAIM SSM2048 FINAN; DISTRICT OF ALGOMA.

  PART OF PIN 31127-0020(LT): PART OF PCL 12160 SEC AWS MRO; MINING CLAIM SSM2048 FINAN; DISTRICT OF ALGOMA.

  PIN 31127-0021(LT): PCL 1219 SEC AWS SRO; MINING CLAIM SSM2053 FINAN; PT MINING CLAIM SSM2102 FINAN NOT COVERED BY THE WATER OF
  GOUDREAU LAKE AS IN A3392 EXCEPT THE SRO ON & OVER A STRIP OF LAND ONE CHAIN IN PERPENDICULAR WIDTH ALONG THE SHORE OF GOUDREAU LAKE; DISTRICT OF ALGOMA.

  PIN 31127-0022(LT): PCL 12161 SEC AWS MRO; MINING CLAIM SSM2053 FINAN; PT MINING CLAIM SSM2102 FINAN NOT COVERED BY THE WATER
  OF GOUDREAU LAKE AS IN A3392; DISTRICT OF ALGOMA.

Any and all royalty agreements related to or pertaining to the Argonaut Transferred Property, provided that copies of such royalty agreements have been delivered to Richmont or are registered on title to the Argonaut Transferred Property.

Part II – Richmont Existing Royalty

Pursuant to a Royalty Agreement between Patricia Mining Corp. ("Patricia"), Richmont and Algoma Steel Inc. ("Algoma") dated January 12, 2006, the Joint Venture formed of Patricia and Richmont is obligated to pay to Algoma a Net Profits royalty interest equal to 15% of the gross revenues realized from the sale or deemed sale of ores produced from the Gaudreau Property or concentrates derived therefrom less costs. This Royalty Agreement will apply to the following Richmont Transferred Property:

  PIN 31127-0018(LT): PCL 1462 SEC AWS; MINING CLAIM SSM2054 FINAN;; DISTRICT OF ALGOMA.

  PIN 31127-0035(LT): PCL 2887 SEC AWS; MINING CLAIM SSM1770 FINAN; DISTRICT OF ALGOMA.

  PIN 31127-0040(LT): PCL 2887 SEC AWS; MINING CLAIM SSM1778 FINAN; DISTRICT OF ALGOMA.

Pursuant to a Mineral Property Acquisition Agreement between Canada Tungsten Inc., 11126 Yukon Ltd. and Patricia dated February 9, 1996, Patricia is obligated to pay to Canada Tungsten Inc. and 11126Yukon Ltd. a 2% net smelter return royalty in connection with all ores, gravel, sand, metals and minerals mined and removed from any mineral interest comprising the Property, including, without limitation, diamonds and other precious gems, mined or extracted from the Property or any portion thereof and any concentrates produced therefrom. This 2% net smelter return royalty will apply to the following Richmont Transferred Property:

  PIN 31127-0018(LT): PCL 1462 SEC AWS; MINING CLAIM SSM2054 FINAN; MINING CLAIM SSM2055 FINAN PT 1-3, 5 1R10407, PT 4 1R10407 MRO EXCEPT
  THE SRO ON AND OVER A STRIP OF LAND ONE CHAIN IN PERPENDICULAR WIDTH AROUND THE SHORE OF GOUDREAU LAKE & WEBB LAKE; DISTRICT OF ALGOMA.

  PIN 31127-0035(LT): PCL 2887 SEC AWS; MINING CLAIM SSM1770 FINAN; MINING CLAIM SSM1771 FINAN EXCEPT LT214971; DISTRICT OF ALGOMA.

  PIN 31127-0040(LT): PCL 2887 SEC AWS; MINING CLAIM SSM1778 FINAN; DISTRICT OF ALGOMA.

  PART OF PIN 31140-0078(LT): PART OF PCL 1956 SEC AWS; PT TWP OF AGUONIE, MINING CLAIM AC42 AND AC43, DISTRICT OF ALGOMA,

Pursuant to a Short Form Royalty Agreement between Aur Resources Inc. and Patricia dated February 18, 2000, Patricia is obligated to pay to Aur Resources Inc. a 3% net smelter return royalty in connection with all ores, gravel, sand, metals and minerals mined and removed from any mineral interest comprising the Properties, including, without limitation, diamonds and other precious gems, mined or extracted from the Properties or any portion thereof and any concentrates produced therefrom.

This 3% net smelter return royalty will apply to the following Richmont Transferred Property:

  PART OF PIN 31127-0028(LT): part of PCL 1788 SEC AL; PT MINING CLAIM SSM543310 FINAN PT 1-3 1R7043 EXCEPT PT 2 1R7043 SRO, THE SRO ON & OVER A STRIP OF LAND ALONG THE NLY & SLY LIMITS OF A TRAVELLED ROAD & WHICH STRIPS OF LAND ARE BOUNDED BY THE SAID LIMITS & BY LINES EVERY POINT OF WHICH IS DISTANT 300 FT FROM THE NEAREST POINT IN THE SAID LIMITS; PT MINING CLAIM SSM825287 FINAN PT 4-6 1R7043; EXCEPT PT 5 1R7043 SRO, THE SRO ON & OVER A STRIP OF LAND ALONG THE NLY & SLY LIMITS OF A TRAVELLED ROAD & WHICH STRIPS OF LAND ARE BOUNDED BY THE SAID LIMITS & BY LINES EVERY POINT OF WHICH IS DISTANT 300 FT FROM THE NEAREST POINT IN THE SAID LIMITS, THE SRO ON & OVER A STRIP OF LAND ALONG THE SHORE OF GOUDREAU LAKE & WHICH STRIP OF LAND IS BOUNDED BY THE HIGH WATER MARK

  OF SAID LAKE & BY A LINE EVERY POINT OF WHICH IS DISTANT 400 FT FROM THE NEAREST POINT IN THE SAID HIGH WATER MARK; DISTRICT OF ALGOMA.

Any and all royalty agreements related to or pertaining to the Richmont Transferred Property, provided that copies of such royalty agreements have been delivered to Argonaut or are registered on title to the Richmont Transferred Properties.

SCHEDULE "D"

PERMITTED LIENS

Part I - Argonaut Permitted Liens

PART OF PIN 31127-0019(LT) and PART of PIN 31127-0020(LT):

1.

Instrument No. LT30627 registered May 29, 1953 is a Transfer of Easement from Chillicopper Corporation Limited in favour of Great Lakes Power Corporation Limited affecting SSM2052, SSM2051, SSM 2049 and SSM2050.

2.	Instrument No. LT113588 registered July 13, 1981 is a Transfer of Easement from Great Lakes Power Corporation Limited to Great Lakes Power Limited, relating to Instrument No. LT30627.

3.	Instrument No. LT194827 registered July 11, 1994 is a Notice of Provisional Certificate of Approval for a Waste Disposal Site affecting SSM 2051 and SSM2050.

4.

Instrument No. AL55944 registered on July 3, 2009 is an Application General which is an assignment and transfer of easements from Great Lakes Power Limited to Great Lakes Power Distribution Inc. relating to Instrument No. LT30627 and LT113588.

PIN 31127-0021(LT) and PIN 31127-0022(LT):

5.	Nil

PIN 31127-0088(LT):

6.	Instrument No. LT155464 registered July 8, 1988 is a Crown Lease in favour of McNellen Resources Inc. and Muscocho Explorations Ltd/Les Explorations Muscocho Ltee.

7.

Instrument No. AL66072 registered February 5, 2010 is a Notice of Renewal of Mining Lease in favour of Golden Goose Resources Inc., which changed its name to Prodigy Gold Inc. by Instrument No. AL117122 registered on May 7, 2013.

UNPATENTED MINING CLAIM NO. SSM1234858:

8.	All registrations reflected on the Mining Claim Database maintained by the Minister.

UNPATENTED MINING CLAIM NO. SSM827520

9.	All registrations reflected on the Mining Claim Database maintained by the Minister.

UNPATENTED MINING CLAIM NO. SSM1234858

10.	All registrations reflected on the Mining Claim Database maintained by the Minister.

UNPATENTED MINING CLAIM NO. SSM827520

11.	All registrations reflected on the Mining Claim Database maintained by the Minister.

Part II - Richmont Permitted Liens

PART OF PIN 31127-0028(LT):

12.	Instrument No. LT156147 registered August 5, 1988 is a Crown Lease in favour of Canamax Resources Inc./ Resources Canada Inc.

13.	Instrument No. LT227471 registered February 21, 2000 is a Royalty Agreement between Aur Resources Inc. and Patricia Mining Corp.

14.	Instrument No. AL61402 registered October 23, 2009 is a Renewal of Mining Lease in favour of Richmont Mines Inc.

PART OF PIN 31127-0034(LT):

15.	Instrument No. LT146739 registered May 1, 1987 is a Notice of Royalty Interest Agreement between Canamax Resources Inc. and The Algoma Steel Corporation, Limited.

16.	Instrument No. LT227469 registered February 21, 2000 is a Notice of Royalty Agreement between Patricia Mining Corp. and Aur Resources Inc.

PART OF PIN 31127-0018(LT) AND ALL OF PIN 31127-0040(LT):

17.	Instrument No. LT29817 registered April 16, 1952 is a Transfer of Easement from Algoma Exploration Company Limited in favour of Great Lakes Power Corporation Limited

18.	Instrument No. LT113588 registered July 13, 1981 is a Transfer of Easement from Great Lakes Power Corporation Limited to Great Lakes Power Limited, relating to Instrument No. LT29817.

19.	Instrument No. LT253136 registered November 17, 2004 being a Notice of a Royalty Agreement between Patricia Mining Corp. and Aur Resources Inc.

20.	Instrument No. LT263915 registered March 13, 2006 is a Notice of Royalty Agreement between Patricia Mining Corp., Richmont Mines Inc. and Algoma Steel Inc.

21.

Instrument No. AL55944 registered on July 3, 2009 is an Application General which is an assignment and transfer of easements from Great Lakes Power Limited to Great Lakes Power Distribution Inc. relating to Instrument No. LT29817 and LT113588.

PIN 31127-0035(LT):

22.	Instrument No. LT253136 registered November 17, 2004 being a Notice of a Royalty Agreement between Patricia Mining Corp. and Aur Resources Inc.

23.	Instrument No. LT263915 registered March 13, 2006 is a Notice of Royalty Agreement between Patricia Mining Corp., Richmont Mines Inc. and Algoma Steel Inc.

PART OF PIN 31140-0078(LT):

24.	Instrument No. LT15415 registered May 16, 1922 is a Transfer between The Algoma Central and Hudson Bay Railway Company and Guy Lawrence Ramsay which is subject to a reservation.

25.	Instrument No. LT20366 is a Transfer between The Algoma Central and Hudson Bay Railway company and Algoma Exploration and Development Company, which is subject to a right.

26.	Instrument No. LT29817 registered April 16, 1952 is a Transfer of Easement from Algoma Exploration Company Limited in favour of Great Lakes Power Corporation Limited.

27.	Instrument No. LT113588 registered July 13, 1981 is a Transfer of Easement from Great Lakes Power Corporation Limited to Great Lakes Power Limited, relating to Instrument No. LT29817.

28.	Instrument No. LT263911 registered March 13, 2006 is a Transfer between Algoma Steel Inc. and Patricia Mining Corp, which reserves an easement.

29.	Instrument No. LT263915 registered March 13, 2006 is a Notice of Royalty Agreement between Patricia Mining Corp., Richmont Mines Inc. and Algoma Steel Inc.

30.

Instrument No. AL55944 registered on July 3, 2009 is an Application General which is an assignment and transfer of easements from Great Lakes Power Limited to Great Lakes Power Distribution Inc. relating to Instrument No. LT29817 and LT113588.

SCHEDULE "E"

SKETCH

SCHEDULE "F"

ESCROW AGREEMENT

THIS ESCROW AGREEMENT dated the 15th day of October, 2013.

AMONG:

PRODIGY GOLD INC. a corporation existing under the laws of the Province of Ontario

("Argonaut")

- and -

RICHMONT MINES INC., a corporation existing under the laws of the Province of Québec

("Richmont")

- and -

BENNETT JONES LLP, having an office at the City of Toronto, in the Province of Ontario

(hereinafter referred to as "Escrow Agent")

WHEREAS:

A

Richmont and Prodigy Gold Inc., a wholly-owned subsidiary of Argonaut entered into property transaction agreement dated October 15, 2013 (the "Purchase Agreement") pursuant to which each agreed to sell to the other an interest in certain properties;

B

Richmont and Argonaut acknowledge that an aggregate of $2,000,000 (the "Original Escrow Amount"), being the amount due pursuant to the transaction entered into between them pursuant to the Purchase Agreement.

C	The Escrow Agent is willing to act as escrow agent for the sole purposes of dealing with the Escrowed Funds (as defined herein) in accordance with the terms and conditions of this Escrow Agreement.

NOW THEREFORE in consideration of the premises hereto and the covenants and agreements contained herein and in the Purchase Agreement, the parties hereto covenant and agree as follows:

1.	Definitions

In this Escrow Agreement, words and terms defined in the Purchase Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. All amounts in this Escrow Agreement are expressed in Canadian dollars.

2.	Appointment of Escrow Agent

Richmont and Argonaut hereby appoint Bennett Jones LLP to act as Escrow Agent on the terms and conditions set forth in this Escrow Agreement and Bennett Jones LLP accepts such appointment on such terms and conditions.

3.	Receipt of Escrowed Funds

The Escrow Agent acknowledges that, upon receipt of the Original Escrow Amount, such funds will be held in escrow on behalf of the parties in accordance with the terms hereof. The Escrow Agent shall cause the Original Escrow Amount to be deposited in an interest bearing trust account with a Canadian chartered bank. Any interest actually earned from such account shall follow the principal amount applicable thereto (collectively, the Original Escrow Amount and any interest actually earned thereon are referred to herein as the "Escrowed Funds").

4.	Release of Escrowed Funds

(a)

Upon delivery to the other party of properly registerable and complete documents necessary to complete the transactions described in the Purchase Agreement (the "Escrow Release Conditions"), Richmont shall execute a direction, to be acknowledged by Argonaut, in the form attached as Appendix "A" hereto (the "Direction") and deliver the Direction to the Escrow Agent. Forthwith upon receipt of the Direction so executed on or prior to April 30, 2014, or, if satisfaction of the Escrow Release Conditions is extended at the sole option of Argonaut for an additional thirty (30) day period, on or prior to May 31, 2014, the Escrow Agent shall release the Escrowed Funds to Richmont.

(b)

In the event that the Direction has not been delivered to the Escrow Agent on or prior to April 30, 2014 or, if satisfaction of the Escrow Release Conditions is extended at the sole option of Argonaut and Richmont for an additional 30 day period, on or prior to May 31, 2014, for any reason, then the Escrow Agent shall release the Escrowed Funds to Argonaut.

(c)

Notwithstanding anything else in this Agreement, the Escrow Agent may at any time release the Escrow Amount in accordance with the terms of, and upon receipt of, a Direction executed by Richmont and acknowledged by Argonaut.

5.	Further Documents

The Escrow Agent may (but is not obligated to) request Richmont and Argonaut, or either of them, to execute, issue and deliver such certificates and other documents as may be required to give effect to the release of the Escrowed Funds.

6.	Rights and Duties of Escrow Agent

The acceptance by the Escrow Agent of its duties under this Escrow Agreement is subject to the following terms and conditions which shall govern and control the rights, duties, liabilities and immunities of the Escrow Agent.

(a)

Reliance Upon Instructions - The parties to this Escrow Agreement agree and acknowledge that the Escrow Agent shall not be required to make any determination or decision with respect to the validity of any claim made by any party, or of any denial thereof, but shall be entitled to act and rely conclusively on the terms hereof and on the written instructions and directions of Richmont tendered to it in accordance with the terms hereof.

(b)	Dispute - Notwithstanding anything herein or in any other agreement or instrument expressed or implied to the contrary:

(i)	if at any time the Escrow Agent in its sole discretion believes that there is a bona fide question, confusion, disagreement or dispute in respect of or as to any of the following:

(A)	the holding or disbursement of the Escrowed Funds;

(B)	the duties of the Escrow Agent under this Escrow Agreement; or

(C)	the validity, enforceability, extent of enforceability or meaning of any provision of this Agreement touching upon or pertaining to the function or duties of the Escrow Agent,

the Escrow Agent may in its sole discretion apply to the Ontario Superior Court of Justice (the "Court") for clarification of its obligations hereunder and shall be entitled to recover from the parties, in such manner as may be determined by the Court, the Escrow Agent's reasonable fees and related costs and expenses incurred in connection with such application.

(ii)

the Escrow Agent may in its sole discretion, acting reasonably, and notwithstanding any notices or demands received by the Escrow Agent from any of the other parties hereto or any other person, deposit the Escrowed Funds with the Accountant section of the Court in accordance with the Rules of Civil Procedure respecting interpleader or in such other manner or on such other grounds as the Court may determine. Upon making such deposit, and following the filing of its pleadings relative to its complaint in interpleader, the Escrow Agent shall be released from all liability under the terms of this Escrow Agreement and shall be entitled to recover from such parties, in such manner as may be determined by the Court, the Escrow Agent's reasonable fees and related costs and expenses incurred in connection with such action.

(c)	Exoneration of Liability

(i)

The Escrow Agent shall not be liable for any action taken or omitted to be taken by it in good faith and in the exercise of its reasonable judgment and any act done or omitted to be done by it pursuant to the advice of any legal counsel it may employ shall be conclusive evidence of such good faith. The Escrow Agent may at any time consult with independent legal counsel of its own choice in any such matters, shall have full and complete authorization and protection from any action taken or omitted to be taken by it hereunder in accordance with the advice of such legal counsel, and shall incur no liability for any delay reasonably required to obtain the advice of any such legal counsel. Richmont and Argonaut shall jointly and severally indemnify the Escrow Agent for, and hold it harmless against, any loss, liability, cost or expense (including reasonable fees and disbursements of legal counsel), reasonably incurred by it arising out of or in connection with this Escrow Agreement, including the costs and expenses of defending itself against any claim or liability in connection with any such matter except for any loss, liability, cost or expense resulting from the Escrow Agent's gross negligence or bad faith. The Escrow Agent shall not be liable for any loss of the Escrowed Funds unless resulting from the Escrow Agent's gross negligence or bad faith.

(ii)

The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of any wire or communication facility).

(iii)

Any measures taken by any court or authority having jurisdiction over the Escrow Agent which might prevent the Escrow Agent from executing its obligations under this Escrow Agreement shall exempt the Escrow Agent from performing its obligations hereunder in due time or at all so long as such measures are in effect.

(iv)

The Escrow Agent shall be under no obligation to institute, appear in or defend any action, suit or legal or arbitration proceeding in connection with this Escrow Agreement or to take any other action likely to involve it in liability, cost or expense, unless first indemnified to its satisfaction.

(v)

The Escrow Agent shall not be liable for or by reason of any statements of fact or recitals in this Escrow Agreement and all such statements and recitals are and shall be deemed to be made by the other parties to this Escrow Agreement.

(d)	Limitation of Responsibility - The Escrow Agent shall have no duty to know or determine the performance or non-performance of any provision of this Escrow

Agreement or any other agreement except as expressly required or contemplated in the performance by the Escrow Agent of its duties and responsibilities under this Escrow Agreement. The duties and responsibilities of the Escrow Agent are limited to those expressly stated herein. The provisions of this clause are not intended to and shall not restrict or remove any other rights which the Escrow Agent may have at law or in equity to seek relief or direction from a court in addition to those expressly set forth herein. Except as otherwise expressly provided herein, the Escrow Agent is hereby authorized to disregard any and all notices or warning, other than written notices given by any of the other parties hereto, and is hereby expressly authorized to comply with and obey any and all final non-appealable processes, orders, judgments or decrees of any court and shall not be liable to any of the other parties for such compliance. The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority, or rights of the parties (or their agents) executing or delivering or purporting to execute or deliver this Escrow Agreement, or any directions, instruments, documents, or papers related hereto.

(e)

Payment of Fees and Disbursements of Escrow Agent - The Escrow Agent shall be entitled to be paid its usual fees for the performance of its duties hereunder, and to be reimbursed for any disbursements incurred in connection with the performance of its duties hereunder. Such fees and disbursements shall be borne and shared equally by Richmont and Argonaut.

(f)

Counsel to Argonaut – Richmont acknowledges that Bennett Jones LLP acts as legal counsel to Argonaut in connection with the Purchase Agreement and Transaction. Each of Richmont and Argonaut agrees that notwithstanding that Bennett Jones LLP is the Escrow Agent, Bennett Jones LLP shall be entitled to continue to act on behalf of Argonaut in respect of any matter arising in relation to this Escrow Agreement, including any dispute arising hereunder.

7.	Termination of Agreement

This Escrow Agreement shall terminate and cease to be of any further force and effect (except for the provisions of this Escrow Agreement relating to protection of the Escrow Agent which shall survive any termination of this Escrow Agreement or the resignation or removal of the Escrow Agent) on the date on which the Escrow Agent shall have delivered all of the Escrowed Funds in accordance with the provisions of this Escrow Agreement.

8.	Notices

(a)	Whether or not so stipulated herein, each notice, direction, communication or statement (herein called a "notice") required or permitted hereunder shall be in writing. A notice may be served:

(i)

by delivering it to the party to whom it is being given at that party's address for notices hereunder, provided such delivery shall be during normal business hours of the addressee on a Business Day. Such notice shall be deemed to be received by the addressee when actually delivered as aforesaid; or

(ii)

by facsimile (or by any other like method by which a written and recorded message may be sent) directed to the party to whom it is being given at that party's facsimile number for notices hereunder. Such notices shall be deemed received by the addressee thereof (i) when actually received by it if sent within the normal working hours of a Business Day, or (ii) otherwise at the commencement of the next ensuing Business Day following transmission thereof.

(b)	The address and facsimile numbers of the Parties for notices hereunder shall be as follows:

Richmont:	Richmont Mines Inc.
1501 McGill College ave.
Montréal, Québec H3A 3M8

	Attention:	Paul Carmel
	Fax No:	(514) 397-8620

Argonaut:	Prodigy Gold Inc.
9600 Prototype Court
Reno, NV 89521

	Attention:	Peter C. Dougherty
	Fax No.:	(775) 284-4426

the Escrow Agent:
Bennett Jones LLP
3400 One First Canadian Place
P.O. Box 130
Toronto, ON M5X 1A4

	Attention:	Sander A.J.R. Grieve
	Fax:	(416) 863-1716

with a copy to:
Bennett Jones LLP
4500 Bankers Hall East
855 – 2nd Street SW
Calgary, AB T2P 4K7

	Attention:	General Counsel
	Fax:	(403) 265-7219

(c)	A party may change its address or facsimile number for notices hereunder by notice to the other parties.

9.	Applicable Law

This Escrow Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario except any conflict of laws or rules that would otherwise require the application of the laws of another jurisdiction.

10.	Further Assurances

Each of the parties shall make, do and execute or cause to be made, done and executed all such further and other things, acts, deeds, documents and assurances necessary to carry out the intent and purposes of this Escrow Agreement fully and effectually.

11.	No Waiver

No failure or delay of any party in exercising any right, power or remedy provided herein shall be, or be deemed to be, a waiver thereof; nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise of such rights, power or remedy or any other right, power or remedy.

12.	Successors

This Escrow Agreement shall be binding upon and shall enure to the benefit of the parties, their heirs, legal representatives, successors and permitted assigns.

13.	Assignment

No party to this Escrow Agreement may assign their rights or obligations hereunder without the prior written consent of the other parties hereto.

14.	Counterparts

This Escrow Agreement may be executed in any number of counterparts each of which when so executed shall be an original and all of them when taken together shall constitute one and the same instrument. A telecopy or other electronic reproduction of a counterpart signature page shall be sufficient evidence of execution for the purposes of this section and shall be equivalent to an originally executed counterpart signature page.

15.	Amendment

No amendment or variation of the provisions of this Escrow Agreement shall be made except by a written instrument duly executed by the authorized officers or representatives of each of the parties.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto on the date first written above.

RICHMONT MINES INC.

By:
Name:
Title:

PRODIGY GOLD INC.

By:
Name:
Title:

BENNETT JONES LLP

By:
Name:
Title:

By:
Name:
Title:

Appendix "A"

DIRECTION

TO:	Bennett Jones LLP
3400 One First Canadian Place, P.O. Box 130
Toronto, ON M5X 1A4

Attention: Sander A.J.R. Grieve

RE:	Escrow Agreement dated October 15, 2013 (the "Escrow Agreement") among Richmont
Mines Inc., Prodigy Gold Inc. and Bennett Jones LLP (the "Escrow Agent")

This Direction is being provided pursuant to Section 4 of the Escrow Agreement. All capitalized terms used herein have the meanings ascribed to them in the Escrow Agreement.

In accordance with Section 4 of the Escrow Agreement, the undersigned parties hereby confirm that the Escrow Release Conditions (as defined in the Escrow Agreement) have been completed and unconditionally and irrevocably authorize and direct the Escrow Agent to release the Escrowed Funds to Richmont Mines Inc. in accordance with Section 4 of the Escrow Agreement.

The undersigned certifies that this Direction is being made and provided to the Escrow Agent in compliance with the Escrow Agreement.

DATED this _______ day of _________, 201__.

RICHMONT MINES INC.

By:
Name:
Title:

ARGONAUT GOLD INC.

By:
Name:
Title:

SCHEDULE "G"

RIGHT TO PURCHASE LAND

THIS RIGHT TO PURCHASE LAND dated the · day of ·, 2013.

BETWEEN:

RICHMONT MINES INC.

("Richmont")

OF THE FIRST PART

- and -

ARGONAUT GOLD INC.

("Argo")

OF THE SECOND PART

WHEREAS:

A.	Richmont is the beneficial owner of certain lands legally described in Appendix A hereto (the "Lands");

B.	Argo has requested, and Richmont has agreed, to grant a right to purchase the Lands upon the terms and conditions as herein contained.

WITNESSETH THAT in consideration of the premises and the sum of TEN ($10.00) DOLLARS now paid by Argo to Richmont and other good and valuable consideration (the receipt and sufficiency whereof is by Richmont hereby acknowledged) the parties do covenant and agree with each other as follows:

1.	The occurrence of any one or more of the following shall constitute a "Triggering Event" for the purposes if this Agreement:

(a)

Richmont becomes an insolvent person, as such term is defined in the Bankruptcy and Insolvency Act (Canada) ("BIA") or Richmont makes any admission to Argo or any public declaration that it is insolvent or that it may become insolvent;

(b)	Richmont seeks to sell all or any part of the Lands;

(c)

Richmont commits any act of bankruptcy as defined in the BIA, makes a voluntary assignment into bankruptcy, commences or gives notice of its intention to commence any proceeding under the BIA or the Companies' Creditors Arrangement Act ("CCAA"), commences any proceeding or takes any action to have itself wound-up or liquidated, or proposes or gives notice of its intention to make a proposal or any compromise, reorganization or arrangement to its creditors; or

(d)

Richmont becomes bankrupt, any petition, or application or other proceeding is commenced against Richmont for a receiving order or bankruptcy order; a receiver, interim-receiver or similar person is appointed or any proceeding is commenced for the appointment thereof over or in respect of Richmont or any part of its Property, any creditor takes any action or commences any proceeding to enforce security or any writ, order or judgment against any material part of Richmont's Property;

2.

Upon the occurrence of any Triggering Event, Argo shall have the exclusive right but not the obligation to purchase the Lands at a price equal to the fair market value thereof ("FMV") in accordance with the terms of this Agreement.

3.

Not later than five (5) business days after determining that a Triggering Event has occurred, Richmont shall give notice of this fact to Argo and of the cash price (the "Price") equal to the FMV that it proposes for the sale of the Lands to Argo and any other terms and conditions which shall be typical conditions in the market for transactions of this nature (the "Notice"). The Notice shall be deemed to constitute an offer by Richmont to Argo to sell the Lands at the Price. If the FMV of the Lands cannot be agreed upon between Richmont and Argo within a period of five (5) business days from the date of Notice pursuant to this section 3 or section 9 hereof, the FMV shall be determined by an independent business valuator mutually selected by Richmont and Argo; provided that in the event that Richmont and Argo are unable to select such business valuator within a period of ten (10) business days from the date of the Notice, either Richmont or Argo shall be entitled to make application to the Ontario Superior Court of Justice for a court order appointing an independent business valuator with experience determining the value of mining claims to determine the FMV. The costs of any such court process will be borne equally by Richmont and Argo. The determination of the business valuator as to the FMV shall be final, conclusive and binding upon Richmont and Argo. Upon payment of the FMV, Richmont will be deemed to be holding the Lands in trust for the exclusive benefit of Argo.

4.

The offer made by Richmont to Argo pursuant to Section 3 above shall not be withdrawn by Richmont until after the expiration of ten (10) days following the date that the Notice is delivered to Argo, unless prior to the expiration of such time such offer is rejected or waived by Argo in writing, and such offer shall be open for acceptance by Argo up to but not after the expiration of ten (10) days following the date that the Notice is delivered to Argo, at which time it shall be deemed to have been withdrawn.

5.

Upon receipt of the Notice, Argo shall have the exclusive right exercisable up to but not after the expiration of ten (10) days following the date that the Notice is delivered to Argo in which to deliver to Richmont written notice (the "Acceptance") that Argo wishes to purchase the Lands for the Price and upon all of the terms and conditions set out in the Notice.

6.

Upon receipt by Richmont of the Acceptance, a binding contract of purchase and sale for the Lands shall be formed between Argo and Richmont which contract shall be completed in the manner provided in the Notice.

7.

If Richmont does not receive the Acceptance within the period of time specified in Sections 3 and 4 above, then Richmont will have the right to thereafter offer the Lands for sale, transfer or assignment to a third party on terms no more favourable than those offered to Argo.

8.

Argo's right to Notice will continue to apply monthly in relation to a continuing Triggering Event. In addition, Richmont shall provide Argo with quarterly financial reports including a balance sheet, income statement and cashflow statement, no later than forty-five (45) days after the end of each quarter.

9.

In the event that Argo becomes aware that a Triggering Event has occurred and Richmont fails to deliver Notice of a Triggering Event in accordance with Section 3 above, Argo may deliver notice to Richmont that a Triggering Event has occurred and Argo shall thereafter be entitled but not required to exercise its right to purchase the Lands at FMV in accordance with this Agreement.

10.	For the purposes hereof:

(a)	"business day" is a normal working day in the Province of Ontario, being specifically Monday to Friday of every week, exclusive of Statutory holidays; and

(b)	in determining the period for delivery of any Notice or taking of any action pursuant to this Agreement, the date on which such Notice is delivered or such action is taken shall be excluded.

11.	Time is of the essence of this Agreement.

12.

The Notice, waiver and any other demand or other communication (a "Communication") to be given under or in connection with this Agreement shall be in writing and shall be given by personal delivery to the following addresses:

Richmont:	Richmont Mines Inc.
1501 McGill College Ave.
Montréal, QC H3A 3M8

	Attention:	Paul Carmel
	Fax Number:	514-397-8620

Argo:	Argo Gold Inc.
c/o 9600 Prototype Court
Reno, NV 89521

	Attention:	Peter C. Dougherty
	Fax No.:	775-284-4426

Any Communication shall be deemed to have been given and received on the date of such delivery and if sent by telecopier, shall be deemed to have been validly and effectively given and received on the business day next following the day it was received.

13.	This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

14.

If one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.

15.	This Agreement shall enure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

IN WITNESS WHEREOF Richmont and Argo have hereunto affixed their respective corporate seals duly attested by the hands of their proper officers authorized in that behalf, all as of the day and year first above mentioned.

RICHMONT MINES INC.

Per:
c/s

Per:

ARGONAUT GOLD INC.

Per:
c/s

Appendix A

Richmont Lands

PIN 31127-0018(LT): PCL 1462 SEC AWS; MINING CLAIM SSM2054 FINAN; MINING CLAIM SSM2055 FINAN PT 1-3, 5 1R10407, PT 4 1R10407 MRO EXCEPT THE SRO ON AND OVER A STRIP OF LAND ONE CHAIN IN PERPENDICULAR WIDTH AROUND THE SHORE OF GOUDREAU LAKE & WEBB LAKE; DISTRICT OF ALGOMA.

PART OF PIN 31127-0028(LT): part of PCL 1788 SEC AL; PT MINING CLAIM SSM543310 FINAN PT 1-3 1R7043 EXCEPT PT 2 1R7043 SRO, THE SRO ON & OVER A STRIP OF LAND ALONG THE NLY & SLY LIMITS OF A TRAVELLED ROAD & WHICH STRIPS OF LAND ARE BOUNDED BY THE SAID LIMITS & BY LINES EVERY POINT OF WHICH IS DISTANT 300 FT FROM THE NEAREST POINT IN THE SAID LIMITS.

PIN 31127-0035(LT): PCL 2887 SEC AWS; MINING CLAIM SSM1770 FINAN; MINING CLAIM SSM1771 FINAN EXCEPT LT214971; DISTRICT OF ALGOMA.

PIN 31127-0040(LT): PCL 2887 SEC AWS; MINING CLAIM SSM1778 FINAN; DISTRICT OF ALGOMA.

PART OF PIN 31140-0078(LT): PART OF PCL 1956 SEC AWS; PT TWP OF AGUONIE, MINING CLAIM AC42 AND AC43, DISTRICT OF ALGOMA.

PART OF PIN 31127-0034(LT): PCL 1855 SEC AWS; MINING CLAIM SSM3859 FINAN; MINING CLAIM SSM3860 FINAN; MINING CLAIM SSM3861 FINAN; MINING CLAIM SSM3951 FINAN EXCEPT LT218685; DISTRICT OF ALGOMA.

SCHEDULE "H"

RIGHT TO PURCHASE LAND

THIS RIGHT TO PURCHASE LAND dated the· day of·, 2013.

BETWEEN:

PRODIGY GOLD INC.

("Argo")

OF THE FIRST PART

- and -

RICHMONT MINES INC.

("Richmont")

OF THE SECOND PART

WHEREAS:

A.	Argo is the beneficial owner of certain lands legally described in Appendix A hereto (the "Lands");

B.	Richmont has requested, and Argo has agreed, to grant a right to purchase the Lands upon the terms and conditions as herein contained.

WITNESSETH THAT in consideration of the premises and the sum of TEN ($10.00) DOLLARS now paid by Richmont to Argo and other good and valuable consideration (the receipt and sufficiency whereof is by Argo hereby acknowledged) the parties do covenant and agree with each other as follows:

1.	The occurrence of any one or more of the following shall constitute a "Triggering Event" for the purposes if this Agreement:

(a)

Argo becomes an insolvent person, as such term is defined in the Bankruptcy and Insolvency Act (Canada) ("BIA") or Argo makes any admission to Richmont or any public declaration that it is insolvent or that it may become insolvent;

(b)	Argo seeks to sell all or any part of the Lands;

(c)

Argo commits any act of bankruptcy as defined in the BIA, makes a voluntary assignment into bankruptcy, commences or gives notice of its intention to commence any proceeding under the BIA or the Companies' Creditors Arrangement Act ("CCAA"), commences any proceeding or takes any action to have itself wound-up or liquidated, or proposes or gives notice of its intention to make a proposal or any compromise, reorganization or arrangement to its creditors; or

(d)

Argo becomes bankrupt, any petition, or application or other proceeding is commenced against Argo for a receiving order or bankruptcy order; a receiver, interim-receiver or similar person is appointed or any proceeding is commenced for the appointment thereof over or in respect of Argo or any part of its Property, any creditor takes any action or commences any proceeding to enforce security or any writ, order or judgment against any material part of Argo's Property;

2.

Upon the occurrence of any Triggering Event, Richmont shall have the exclusive right but not the obligation to purchase the Lands at a price equal to the fair market value thereof ("FMV") in accordance with the terms of this Agreement.

3.

Not later than five (5) business days after determining that a Triggering Event has occurred, Argo shall give notice of this fact to Richmont and of the cash price (the "Price") equal to the FMV that it proposes for the sale of the Lands to Richmont and any other terms and conditions which shall be typical conditions in the market for transactions of this nature (the "Notice"). The Notice shall be deemed to constitute an offer by Argo to Richmont to sell the Lands at the Price. If the FMV of the Lands cannot be agreed upon between Argo and Richmont within a period of five (5) business days from the date of Notice pursuant to this Section 3 or Section 9 hereof, the FMV shall be determined by an independent business valuator mutually selected by Argo and Richmont; provided that in the event that Argo and Richmont are unable to select such business valuator within a period of ten (10) business days from the date of the Notice, either Argo or Richmont shall be entitled to make application to the Ontario Superior Court of Justice for a court order appointing an independent business valuator with experience determining the value of mining claims to determine the FMV. The costs of any such court process will be borne equally by Argo and Richmont. The determination of the business valuator as to the FMV shall be final, conclusive and binding upon Argo and Richmont. Upon payment of the FMV, Argo will be deemed to be holding the Lands in trust for the exclusive benefit of Richmont.

4.

The offer made by Argo to Richmont pursuant to Section 3 above shall not be withdrawn by Argo until after the expiration of ten (10) days following the date that the Notice is delivered to Richmont, unless prior to the expiration of such time such offer is rejected or waived by Richmont in writing, and such offer shall be open for acceptance by Richmont up to but not after the expiration of ten (10) days following the date that the Notice is delivered to Richmont, at which time it shall be deemed to have been withdrawn.

5.

Upon receipt of the Notice, Argo shall have the exclusive right exercisable up to but not after the expiration of ten (10) days following the date that the Notice is delivered to Richmont in which to deliver to Argo written notice (the "Acceptance") that Richmont wishes to purchase the Lands for the Price and upon all of the terms and conditions set out in the Notice.

6.

Upon receipt by Argo of the Acceptance, a binding contract of purchase and sale for the Lands shall be formed between Richmont and Argo which contract shall be completed in the manner provided in the Notice.

7.

If Argo does not receive the Acceptance within the period of time specified in Sections 3 and 4 above, then Argo will have the right to thereafter offer the Lands for sale, transfer or assignment to a third party on terms no more favourable than those offered to Richmont.

8.

Richmont's right to Notice will continue to apply monthly in relation to a continuing Triggering Event. In addition, Argo shall provide Richmont with quarterly financial reports including a balance sheet, income statement and cashflow statement, no later than forty (45) days after the end of each quarter.

9.

In the event that Richmont becomes aware that a Triggering Event has occurred and Argo fails to deliver Notice of a Triggering Event in accordance with Section 3 above, Richmont may deliver notice to Argo that a Triggering Event has occurred and Argo shall thereafter be entitled but not required to exercise its right to purchase the Lands at FMV in accordance with this Agreement.

10.	For the purposes hereof:

(a)	"business day" is a normal working day in the Province of Ontario, being specifically Monday to Friday of every week, exclusive of Statutory holidays; and

(b)	in determining the period for delivery of any Notice or taking of any action pursuant to this Agreement, the date on which such Notice is delivered or such action is taken shall be excluded.

11.	Time is of the essence of this Agreement.

12.

The Notice, waiver and any other demand or other communication (a "Communication") to be given under or in connection with this Agreement shall be in writing and shall be given by personal delivery to the following addresses:

Argo:	Prodigy Gold Inc.
c/o 9600 Prototype Court
Reno, NV 89521

	Attention:	Peter C. Dougherty
	Fax No.:	775-284-4426

Richmont:	Richmont Mines Inc.
1501 McGill College Ave.
Montréal, QC H3A 3M8

	Attention:	Paul Carmel
	Fax Number:	514-397-8620

Any Communication shall be deemed to have been given and received on the date of such delivery and if sent by telecopier, shall be deemed to have been validly and effectively given and received on the business day next following the day it was received.

13.	This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

14.

If one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.

15.	This Agreement shall enure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

IN WITNESS WHEREOF Argo and Richmont have hereunto affixed their respective corporate seals duly attested by the hands of their proper officers authorized in that behalf, all as of the day and year first above mentioned.

PRODIGY GOLD INC.

Per:
c/s

Per:

RICHMONT MINES INC.

Per:
c/s

Appendix A

Argonaut Lands

PART OF PIN 31127-0019(LT): PART OF PCL 1218 SEC AWS SRO; MINING CLAIM SSM2048 FINAN; DISTRICT OF ALGOMA.

PART OF PIN 31127-0020(LT): PART OF PCL 12160 SEC AWS MRO; MINING CLAIM SSM2048 FINAN; DISTRICT OF ALGOMA.

PIN 31127-0021(LT): PCL 1219 SEC AWS SRO; MINING CLAIM SSM2053 FINAN; PT MINING CLAIM SSM2102 FINAN NOT COVERED BY THE WATER OF GOUDREAU LAKE AS IN A3392 EXCEPT THE SRO ON & OVER A STRIP OF LAND ONE CHAIN IN PERPENDICULAR WIDTH ALONG THE SHORE OF GOUDREAU LAKE; DISTRICT OF ALGOMA.

PIN 31127-0022(LT): PCL 12161 SEC AWS MRO; MINING CLAIM SSM2053 FINAN; PT MINING CLAIM SSM2102 FINAN NOT COVERED BY THE WATER OF GOUDREAU LAKE AS IN A3392; DISTRICT OF ALGOMA.

UNPATENTED MINING CLAIM NO. SSM827520 and UNPATENTED MINING CLAIM NO. SSM1234858.